                   EXCLUSIVE DISTRIBUTION AND SUPPLY AGREEMENT
                   -------------------------------------------

         This Exclusive Distribution and Supply Agreement (this "Agreement") is made and entered into as of May 4, 2005 (the "Effective Date"), by and between Strategic Diagnostics Inc., a Delaware corporation having its offices at 111 Pencader Drive, Newark, Delaware 19702-3322 (hereinafter referred to as "SDI" or "Manufacturer") and the DuPont Qualicon division of E.I. du Pont de Nemours and Company, a Delaware corporation having its offices at Experimental Station, Building 400, P.O. Box 80400, Route 141 and Henry Clay Road, Wilmington, Delaware 19880-0400 (hereinafter referred to as "DuPont Qualicon"). Each of SDI and DuPont Qualicon is referred to herein as a "Party" and SDI and DuPont Qualicon are collectively referred to herein as the "Parties."

         WHEREAS, SDI manufactures immunoassay-based microorganism detection devices for use in food and environmental testing under the trademark RapidChek(R);

         WHEREAS DuPont Qualicon wishes to purchase and sell DuPont Qualicon-branded immunoassay-based microorganism detection devices developed and manufactured by SDI for sale in the Territory through its established distribution channels, and

         WHEREAS, SDI wishes to grant, and DuPont Qualicon accepts, the exclusive distribution right in the Territory for DuPont Qualicon-branded immunoassay-based microorganism detection devices manufactured by SDI pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties agree as follows:

                                    AGREEMENT

1. DEFINITIONS

         In addition to any other term defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.

a. "Affiliates" shall mean all Persons controlled by, under common control with or controlling either Party to this Agreement, with control being interpreted broadly.

b. "Business Plan" means a document supplied by DuPont Qualicon and agreed to by SDI concerning the goals, commitments (including forecasts) for commercialization and roll-out timing of Products in the Territory.

c. "Contract Year" means a calendar year commencing on January 1 and ending on December 31; provided, however, that the first Contract Year shall commence on the Effective Date and end on December 31, 2005.

d. "Global Customer" means Person(s) that purchases Product(s) on behalf of Multinational Companies with substantial operations within the Territory and the United States. For purposes of this Agreement, a Multinational Company with more than twenty-five (25%) percent of its Product volume outside the United States is a "Global Customer." If there is any disagreement between the parties as to whether a current or prospective customer is a Global Customer, then the parties will discuss in good faith.

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e.     "Media" means the any microorganism growth media sold by DuPont Qualicon for use with the Product(s).

f. "Person" shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, or other legal entity.

g. "Product(s)" means: (1) the SDI manufactured immunoassay-based microorganism lateral flow detection devices or strips (which on the Effective Date are sold by SDI under the RapidChek(R) screening system);
       (2) associated Media for use with a SDI manufactured immunoassay-based microorganism flow detection device or strips for use in testing food and environmental testing branded as DuPont Qualicon and (3) each of which is branded with the DuPont Qualicon brand, trademark and trade dress and as further identified on Exhibit A, as the Parties may amend from time to time. For avoidance of doubt, a lateral flow device that is used to detect material other than microorganisms, as for example, the detection of toxins or specific proteins, is excluded from this definition.

h. "Product Order" means the order form detailing the Product to be provided, the applicable Specifications, delivery dates, and all other relevant details, executed by the Parties whenever DuPont Qualicon wishes to place an order for a Product. Each Product Order shall be in the form attached hereto as Exhibit B.

i.     "Specifications" shall have the meaning set forth in Section 5.1.

j. "Territory" shall mean the world, excluding the United States of America (including its territories and protectorates).


2. APPOINTMENT AND SCOPE

         2.1 Appointment. Subject to the terms and conditions of this Agreement, SDI hereby appoints DuPont Qualicon during the Term as (a) its exclusive (including as to SDI and its Affiliates) distributor of the Products in the Territory and (b) its nonexclusive distributor of the Products to Global Customer locations in the United States (including its territories and protectorates). SDI shall not appoint any other distributor of the Products in or for the Territory during the Term. DuPont Qualicon is an operational division of E.I. du Pont de Nemours and Company. The other divisions of E.I. du Pont de Nemours and Company and any and all Affiliates of E.I. du Pont de Nemours and Company are not parties to this Agreement, shall have no obligations or duties under this Agreement and shall be treated as unrelated third parties for all purposes. The Parties acknowledge that Product distribution in the Territory will be through the established distribution channels of the DuPont Qualicon business and that DuPont Qualicon shall not be obligated to utilize other DuPont Company or its Affiliate's businesses' distribution channel(s); to add distributors or to change its distribution channel; or to cover all countries in the Territory. Similarly, DuPont Qualicon will not be obligated to require all DuPont Qualicon distributors to offer the Product(s) for sale in their respective regions or countries.

          2.2 Solicitation and Sales Outside Territory. Except with the prior written consent of SDI, DuPont Qualicon shall not (i) solicit orders for sales of Products to any existing or prospective customer outside the Territory, (ii) deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory, or (iii) sell any Products to, nor solicit any sales from, a customer if DuPont Qualicon knows or has reason to know that such customer

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intends to resell the Products outside of the Territory. Notwithstanding the foregoing, DuPont Qualicon may solicit orders for sales of Products and deliver or tender Products to Global Customers for use by them, their subsidiaries and their Affiliates, whether or not such entities are located in the Territory.

         2.3 Existing Customers in Territory. DuPont Qualicon acknowledges that SDI has existing, non-exclusive agreements with certain other distributors for the distribution of Products in the Territory. SDI shall use commercially reasonable efforts to promptly terminate such existing agreements (as such agreements pertain to the distribution of Products) with such other distributors and wind down its relationship with such distributors. DuPont Qualicon acknowledges that such other distributors are entitled to sell their remaining Product stock in the Territory, regardless of the termination of their agreements with SDI. To the extent SDI is permitted to do so under its agreements with such other distributors, SDI shall use commercially reasonable efforts to promptly transfer any customers of such other distributors to DuPont Qualicon at the time that DuPont Qualicon assumes distribution responsibility for such customer's region or country.

         2.4 Independent Contractors. With respect to DuPont Qualicon's activities as a distributor of the Products, DuPont Qualicon is an independent purchaser and reseller of the Products. Neither Party is, nor will be deemed to be, an agent, legal representative, joint venturer, partner, or employee of the other Party for any purpose and shall in all respects act as an independent contractor. Neither Party will be entitled to (i) enter into any contracts in the name of or on behalf of the other Party, (ii) pledge the credit of the other Party in any way or hold itself out as having authority to do so, or (iii) except for the transfer of Product warranties, make commitments or incur any charges or expenses for or in the name of the other Party. Each Party shall be solely responsible for payment of all compensation owed to its personnel (and all tax withholding with respect thereto), including payment, if any, of employment-related taxes and worker's compensation insurance premiums.


3. MANAGEMENT OF RELATIONSHIP

         3.1 Steering Committee. SDI and DuPont Qualicon shall establish a steering committee (the "Steering Committee") to act as the primary means of discussions between the Parties with respect to the discussion and negotiation of matters arising under this Agreement. The Steering Committee shall meet from time to time to discuss recent market events, trends, modified or new Products (whether in planning stage or ready for commercial release), and new or developing technologies relating to the market for the Products (including such technologies as may supplant the Products on a prospective basis) in the Territory. Each Party shall bear its expenses, including travel and living expenses, in connection with its participation in the Quarterly Meetings.

         3.2 Adverse Events. Each Party shall advise the other Party of any adverse events or occurrences that may affect materially the performance of either of the Parties under this Agreement, the areas of such Party's performance affected thereby, and the efforts to be made by such Party to remedy such effects.

4. TERMS & CONDITIONS OF SALE

         4.1 Obligation to Purchase and Sell.

                  4.1.0 During the Term, DuPont Qualicon agrees to purchase from SDI, and SDI agrees to sell to DuPont Qualicon, in accordance with the terms and conditions set forth herein. DuPont Qualicon shall not purchase or otherwise obtain any Products from any person or source other than SDI in the Territory.

                  4.1.1 DuPont Qualicon shall purchase from SDI Products totaling at least the minimum dollar volumes for each Contract Year set forth on Exhibit C (the "Minimum Yearly Purchase Amounts"). Purchases made prior to execution of this Agreement from SDI or any of its Affiliates are included in the 2005 Minimum Yearly Purchase Amount.

                  4.1.2 In the event that DuPont Qualicon fails to meet the Minimum Yearly Purchase Amount requirement for any Contract Year during the Term, DuPont Qualicon shall have the option (the "Make-Up Option") to make a payment to SDI in the amount of 50% of the difference between Products ordered by DuPont Qualicon during such Contract Year and the applicable Minimum Yearly Purchase Amount. The Make-Up Option shall be exercised by delivery by DuPont Qualicon to SDI of notice of exercise and by making the required payment within 30 days after the end of such Contract Year. If DuPont Qualicon validly exercises the Make-Up Option, DuPont Qualicon shall be deemed to have met the Minimum Yearly Purchase Amount requirement for that Contract Year. If DuPont Qualicon fails to validly exercise the Make-Up Option, SDI shall have the right, at its option and as its sole remedy with respect to a failure by DuPont Qualicon to meet the applicable Minimum Yearly Purchase Amount requirement, to
(a) discontinue the exclusivity of this Agreement with respect to the Territory. In addition, if DuPont Qualicon has failed to meet the Minimum Yearly Purchase Amount requirement for any two (2) consecutive Contract Years during the Term, SDI shall have the right at its option and as its sole remedy with respect to a failure by DuPont Qualicon to meet the applicable Minimum Yearly Purchase Amount requirements to terminate this Agreement immediately. The Parties acknowledge that the Minimum Yearly Purchase Amount requirement set forth in this Section
4.1.3 is an essential element of this Agreement between the Parties and that the Parties would not have entered into this Agreement without such Minimum Yearly Purchase Amount requirement.

                  4.1.3 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                  4.1.4 Should SDI, its Affiliate(s) or their distributor(s) sell or offer to sell to a third party in the Territory a product comparable or superior to the Product at lower price(s) or at better terms than the price(s) and terms set forth in this Agreement, SDI shall first offer the Product to DuPont Qualicon and if the Parties do not agree to add the product as a Product, SDI shall adjust the Product price to meet the lower price(s) and better terms for as long a time as the other product is available to the third party (this will not apply if DuPont has allowed the contract to move to a non-exclusive status as described in Section 4.1.3).

         4.2 Reports

                  4.2.0 Forecasts. Within seven business days of the Effective Date and at the beginning of each quarter of each Contract Year, DuPont Qualicon shall provide to SDI a non-binding, rolling forecast (each, a "Forecast") of its expected orders of Products by model during the succeeding 12 months. Each Forecast shall include (i) a summary of executed Product Orders under which any activities remain to be completed and (ii) a summary of any Product Orders DuPont Qualicon expects to submit to SDI during the period covered by the Forecast. Each Forecast shall be in the form attached hereto as Exhibit E. The first ninety (90) days of each forecast shall be binding.

         4.3 Manufacture of Products. Upon agreement of the Parties on a Product Order, SDI shall promptly begin the manufacture of the Products covered by the applicable Product Order. SDI shall manufacture the Products such that they conform to their applicable Specifications. SDI undertakes to use commercially reasonable endeavors to meet DuPont Qualicon's delivery schedule for all Product purchase orders to the extent that the orders do not exceed the forecast by 20% for each Product type. SDI shall keep DuPont Qualicon apprised of the status of the manufacturing of ordered Products and shall immediately notify DuPont Qualicon in writing if for any reason SDI reasonably believes it will be unable to complete the manufacture of the Products or will be unable to deliver the Product(s) on the agreed upon date, however such Products shall nevertheless be counted towards the Yearly Minimum Purchase Amount. A standard lead time of fifteen (15) days will be assigned to orders form the DuPont Qualicon that are consistent with forecasted quantities supplied by the DuPont Qualicon.

         4.4 Inspection of Finished Products. SDI shall perform the initial inspection of completed Products before shipment and based on the requirements set forth in the applicable Product Order. SDI shall not ship any Products unless it believes that it conforms in all respects with the requirements of the applicable Product Order (including, without limitation, the applicable Specifications). Upon delivery of any Product to DuPont Qualicon's Wilmington, Delaware location, DuPont Qualicon shall promptly and thoroughly inspect such Products to determine whether the Products conform to their corresponding Specifications. If DuPont Qualicon believes that any Product does not conform to its corresponding Specifications, DuPont Qualicon shall provide SDI with prompt notice thereof. SDI shall, at its sole cost and expense, promptly repair or replace any non-conforming Product such that it does conform to its applicable Specifications.

         4.5 Shipment of Products.

                  4.5.1 Ready Date, Expense, Delivery Date. All Products shall be ready for shipment from SDI's Newark, Delaware location on the "Ready Date" as set forth in the applicable Product Order. Unless otherwise agreed in the applicable Product Order or as provided herein, the Products shall be shipped at DuPont Qualicon's expense so as to be deliverable on the "Delivery Date" as set forth in the applicable Product Order.

                  4.5.2 Method of Shipment. Unless otherwise agreed in the applicable Product Order, DuPont Qualicon shall either arrange for the shipping or reimburse SDI its actual cost of Product shipping to the DuPont Qualicon's Wilmington, Delaware location. Shipment from DuPont Qualicon's Wilmington, Delaware location to DuPont Qualicon's customers' locations shall be the responsibility of DuPont Qualicon.


                  4.5.3 Packaging. Unless DuPont Qualicon requests otherwise, all Products ordered by DuPont Qualicon shall be packed for shipment and storage in accordance with reasonable commercial practices to preserve Product integrity. DuPont Qualicon shall notify SDI of any special packaging requirements.

                  4.5.4 Shipping; Risk of Loss; Title. All shipments of Products by SDI to DuPont Qualicon under this Agreement shall be F.O.B. SDI's facility, Newark Delaware. Risk of loss, delay or damage shall pass, along with title, from SDI to DuPont Qualicon at the time of delivery of each shipment of the Products at the F.O.B. point.

                  4.5.5 SDI acknowledges that in the future DuPont Qualicon may prefer that DuPont Qualicon global Affiliates or its distributors order Products directly from SDI. In such event the Parties agree to review this Agreement and make modifications reasonably required to enable such sales

         4.6 Product Pricing & Payment Terms.

                  4.6.0 Product Pricing. The pricing for each Product shall be the pricing set forth in Exhibit A (the "Product Pricing"). The Product Pricing does not include shipping or other such costs, including duties, incurred to transport the Products from DuPont Qualicon's Wilmington, Delaware location to DuPont Qualicon's customers' locations, all of which shall be the responsibility of DuPont Qualicon. Product price is fixed for the Initial Term. SDI shall pass through any reductions in its cost of manufacturing (attributable to DuPont Qualicon improvements, buying power or adopted innovations to reduce the Product Price. Product price may be increased as a direct pass through of the proportionate increase in the cost of raw materials price as supported by SDI documentation. In the event DuPont Qualicon reasonably considers such price rises to be excessive in the circumstances, DuPont Qualicon shall have the right at its discretion to discontinue the affected Product or to terminate the Agreement on 60 days written notice to SDI.

                  4.6.1 Payment Terms.

All payments are due sixty (60) days after DuPont Qualicon receives an invoice for the Products.

                           4.6.1.0 All amounts payable to SDI under this
Agreement shall be paid in U.S. Dollars by wire transfer or by automatic deposit of immediately available funds to a bank designated by SDI, or by such other means as the Parties may agree.


5. SPECIFICATIONS & NEW PRODUCTS

         5.1 Initial Specifications. The initial set of Specifications for the Products as available as of the Effective Date shall be provided by SDI and, subject to approval thereof by DuPont Qualicon such not to be unreasonably withheld or delayed, attached to this Agreement as Exhibit E no later than 30 days after the Effective Date (the "Specifications," as the same may be modified or supplemented in accordance with the provisions of this Agreement). SDI may only modify the Specifications upon 180 days' prior written notice to DuPont Qualicon; provided, however, that SDI may not modify the Specifications applicable to any New Product (as defined herein, below) without DuPont Qualicon's prior written consent, provided that SDI may substitute components of equal or greater performance at same or lower cost, and that SDI shall make no changes which affect fit, form, function or end use of Products.

         5.2 New Products. Either Party may from time to time propose that SDI modify certain Products or create new Products (each, a "New Product"). Upon any such request, the Steering Committee shall convene to discuss (i) whether such modification or creation is technically feasible, (ii) whether there is a market for the New Product sufficient to warrant its development, manufacture, and distribution, (iii) the time frame for the development, manufacture, and distribution of the New Product, and (iv) how, if at all, the Parties will share the costs related to the New Product. If the Parties agree to proceed with the development, manufacture, and distribution of a new Product, the Parties shall execute a written addendum to this Agreement setting forth in appropriate detail their plans with respect to the New Product. It is understood and agreed that SDI shall have no obligation to proceed with any of development, manufacture or distribution of a new Product, in its sole discretion. Each New Product designated in any such addendum shall be deemed a "Product" hereunder.


6. ADDITIONAL OBLIGATIONS OF DUPONT QUALICON

         6.1 Sales Promotion.

                  6.1.0 Within thirty (30) days of the Effective Date, Qualicon will provide SDI with a Business Plan identifying roll-out dates and other commercialization strategies for the current Contract Year. Thereafter, prior to the end of each Contract Year, DuPont Qualicon shall provide SDI with a Business Plan identifying roll-out dates and other commercialization strategies for the following Contract Year.

                  6.1.1 In promoting the Products and soliciting orders for them from end users, DuPont Qualicon shall not, unless permitted under this Agreement, make or extend any promise, representation, or warranty on behalf of SDI to such end users regarding the Products that is different from the Manufacturer's Product warranty.

         6.2 Import Licenses, Exchange Controls and Other Governmental Approvals; Compliance. (a) Each Party shall assist the other Party in obtaining import licenses, export licenses, currency exchange approvals, and other governmental approvals in or outside of the Territory that may be necessary to permit the transactions contemplated hereunder. DuPont Qualicon shall comply, at its own expense, with any and all governmental laws, regulations, and orders which may be applicable to it by reason of its execution and performance of this Agreement, including any requirement to be registered as SDI's DuPont Qualicon with any governmental authority, and including, without limitation, any and all laws, regulations, or orders which govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, and redelivery of Products in the Territory. SDI shall comply, at its own expense, with any and all governmental laws, regulations, and orders which may be applicable to it by reason of its execution and performance of this Agreement, including, without limitation, any and all laws, regulations, or orders which govern or affect the ordering, export, shipment, import, sale (including government procurement), delivery, and redelivery of Products in the Territory. Each Party shall, upon request of the other Party, furnish the other Party with such documentation as may be necessary to confirm compliance with this Section 6.3.

(b) SDI will at its cost and in a timely manner provide DuPont Qualicon certificate of origins; basic MSDS information; compositional information (by chemical name and CAS number) and other information as reasonably requested by DuPont Qualicon for registration with government authorities or with certification bodies (as for example only, AOAC) or for Product distribution or sale in the Territory. Information supplied by SDI shall be the latest information known to SDI. SDI certifies that Product components (including

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substances which SDI does not make) are correctly listed on the chemical substances inventories of the countries in the Territory (as for example, the U.S. Toxic Substances Control Act, 15 USC 2601 et seq and regulations thereunder), or else comply with an exemption to inventory listing. SDI shall inform DuPont Qualicon in advance of any regulatory restrictions known to it governing the use or disposal of the Products. SDI agrees to provide DuPont Qualicon all existing marketing and confirmatory testing data (for example but not limited to in-house and third party validation studies and data) in support of the Product claims, methods for use and any government or third party Product accreditations and to reimburse DuPont Qualicon for any costs of Product registration and third party certification or accreditation (as for example only, AOAC certification) where required by law or where the Steering Committee agrees, or on a fee for service basis where such agreement is not made.


7. ADDITIONAL OBLIGATIONS OF SDI

         7.1 Training. During the first Contract Year, and periodically thereafter as requested by DuPont Qualicon, SDI shall provide, at its expense, technical sales support and training to DuPont Qualicon for Products in the form of "train the trainer" meetings and eight-hour/day help desk functions at such times and place as the Parties agree. SDI shall provide qualified people to support DuPont Qualicon on a fee for service basis.

         7.2 Documentation. SDI shall provide DuPont Qualicon with each Product detailed package inserts and directions for use, Product warranties and any end user terms and conditions in the English language for DuPont Qualicon's use in distributing the Product in the Territory.

         7.3 Noncompetition. During the Term, and for so long as DuPont Qualicon is an exclusive distributor:

              (a) SDI shall not, without the prior written consent of DuPont
                  Qualicon, sell, offer for sale, deliver, or otherwise distribute any immunoassay-based microorganism lateral flow detection devices or associated Media for use with such lateral flow detection device for use in testing food and environmental testing, directly or indirectly, in the Territory except pursuant to this Agreement. If SDI receives an inquiry regarding the purchase or use of the Products in the Territory, SDI shall immediately refer such inquiry to DuPont Qualicon.

              (b) DuPont Qualicon shall not, without the prior written consent of SDI, sell, offer for sale, deliver, or otherwise distribute any competitive immunoassay-based microorganism lateral flow detection device for use in testing food and environmental testing, directly or indirectly, in the Territory except pursuant to this Agreement.

              (c) For avoidance of doubt, a lateral flow device that is used to detect material other than microorganisms, as for example, the detection of toxins or specific proteins, is excluded from this paragraph.

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

         7.4 Quality of Products. SDI shall maintain a quality system, consistent with the requirements outlined by the ISO 9001-2000 standard. DuPont Qualicon shall have the right to audit this system annually as long as this Agreement is in effect.


8. CONFIDENTIALITY; PACKAGING AND TRADEMARKS

         8.1 Confidentiality. The Parties agree to be bound by the terms and conditions set forth in Exhibit F "Confidentiality Provisions" regarding the disclosure of Confidential Information hereunder/

         8.2      Packaging and Trademarks.

                  8.2.1 SDI shall package Products (including directions for use, package inserts and product warranty) with DuPont Qualicon trademarks, tradenames, service marks and logos in a manner approved by DuPont Qualicon. Should DuPont Qualicon require Product packaging that is different than SDI's standard manner, SDI shall provide DuPont Qualicon with the estimated cost of moving to the different packaging and DuPont Qualicon shall reimburse SDI for all costs involved in effecting such transfer.

                  8.2.2 SDI acknowledges that DuPont Qualicon has exclusive right, title and interest in and to the DuPont Qualicon trademarks, tradenames, service marks and logos, whether or not registered, and SDI shall not at any time do or cause to be done any act, direct or indirect, which shall in any way impair or tend to impair any part of DuPont Qualicon's right, title or interest in such trademarks, tradenames, service marks or logos.


9. TERM AND TERMINATION

         9.1 Term. This Agreement shall commence on the Effective Date and continue until December 31, 2007 (the "Initial Term"). Thereafter, this Agreement shall renew for five (5) additional periods of one (1) Calendar Year each (each, a "Renewal Term"; together with the Initial Term, the "Term") unless DuPont Qualicon shall have provided SDI with written notice that it does not wish to renew the Agreement at least 180 days prior to the end of the Initial Term or the then-current Renewal Term.

         9.2 Termination. This Agreement may be terminated immediately by written notice at any time during the Term (subject to any applicable cure period) as follows:

                  9.2.0 By either Party, if a court of competent jurisdiction or governmental authority, regulatory or administrative agency or commission shall have enacted any law, statute, rule, or regulation or issued any final and non-appealable order or decree that permanently restrains, enjoins, or otherwise prohibits either Party from substantially performing under this Agreement;

                  9.2.1 By either Party if the other Party becomes insolvent, is unable to pay its debts as they become due, makes an assignment for the benefit of creditors, permits or procures the appointment of a receiver or trustee for its assets or becomes the subject or any bankruptcy, insolvency or similar proceeding;

                  9.2.2 By either Party if the other Party shall have breached or failed to comply with any material term, condition, or covenant required to be performed or complied with by such other Party, and such breach or failure is not cured within 60 days after written notice thereof by the terminating Party;

                  9.2.3 By SDI upon 12 months prior written notice if SDI intends to no longer make or distribute, or have made or distributed, the Products in the Territory; or

                  9.2.4 By either Party if the other Party dissolves, sells, assigns, transfers, mortgages, encumber, pledges, or otherwise disposes of either substantially all of its assets used to provide a Product or over twenty (20%) percent of its ownership or controlling interest (whether in the form of stock or otherwise); or if an order is made or a resolution is passed for the winding up of the other Party; or if an order is made for the appointment of an administrator to manage the affairs, business and property of the other Party or if a receiver is appointed of any of the other Party's assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if the other Party takes or suffers any similar or analogous action in consequence of debt;

                  9.2.5 By either Party if (a) the other Party consolidates with or merges into another corporation or permits one or more other corporations to consolidate or merge into it; or (b) there is a direct or indirect change of control of a Party (including but not limited to a transfer of the Party's material assets to an Affiliate or to a third party); provided that under such circumstances this Agreement may only be terminated by the Party that has not undergone the change in control.

         9.3 By DuPont Qualicon if any institutional investor holder and/or any mutual fund holder of SDI stock or any SDI shareholder owning greater than 5% of the shares of SDI transfers or sells its SDI shares to the following companies or their Affiliates: BioMerieux SA; Neogen Corp.; BioControl; Tecra International Pty Ltd.

         9.4 Effect of Termination.

                  9.4.0 In the event of any termination and in order to transition the distribution of Products from DuPont Qualicon to another distributor, DuPont Qualicon may, at its option, continue to distribute Products on a non-exclusive manner and without any Minimum Yearly Purchase Amount for such period of time as mutually agreed to by the Parties, such period not to exceed 12 months from the effective date of such termination.

                  9.4.1 In the event of any termination, SDI may, at its option, elect to repurchase from DuPont Qualicon any unsold Product stock in DuPont Qualicon's or its distributors possession in the Territory. If SDI elects not to repurchase the unsold Product stock DuPont Qualicon shall be permitted, but not obligated, to sell any remaining Product stock within the Territory.

                  9.4.2 In no event shall any termination of this Agreement excuse DuPont Qualicon from making any payment due under this Agreement or entitle DuPont Qualicon to a refund of any amounts paid for Products hereunder, except for amounts paid for Product which will not be delivered by virtue of order cancellation arising from termination.

         9.5 Statutory Rights. DuPont Qualicon acknowledges that it is cognizant of certain state statutes that impose on a Manufacturer, wholesaler, assembler or importer specific duties and obligations with regard to the termination of a distribution agreement. Notwithstanding the rights conferred under those statutes to a distributor, to the extent permitted by such applicable law, DuPont Qualicon hereby waives its rights thereunder with respect to a valid termination pursuant to a right under this Agreement and in consideration of its appointment hereunder covenants not to sue SDI in the event of the valid termination of this Agreement except for the purpose of enforcing DuPont Qualicon's rights under this Agreement. This Section 9.4 in no way affects the enforcement rights of DuPont Qualicon to recover amounts and/or any indemnity earned pursuant to this Agreement.

         9.6 Survival. In no event shall any termination of this Agreement excuse either Party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor. Sections 2.4 and
8.1 and Articles 9 through 14 shall survive the expiration or earlier termination of this Agreement. In addition, the terms and conditions of this Agreement shall remain in effect with respect to any Product Orders that have been agreed to by the Parties on or prior to the effective date of any expiration or termination, unless the Parties shall have agreed in writing to cancel any such Product Orders.


10. REPRESENTATIONS AND WARRANTIES

         10.1 By Both Parties. Each Party represents and warrants to the other that:

                  10.1.0 It has the requisite corporate right, power, and authority to enter into and perform under this Agreement; and

                  10.1.1 The execution, delivery, and performance of this Agreement by it will not (a) result in the breach of, constitute a default under, or interfere with any contract or other instrument or obligation, whether written or oral, to which it is currently bound, or (b) violate any writ, order, injunction, decree, or any law, statute, rule, or regulation applicable to it, and (c) it shall, to its knowledge following reasonable inquiry, comply in all material respects with all applicable laws, rules, regulations, and other governmental requirements relating to or affecting its performance under this Agreement, and shall obtain and maintain all governmental permits, licenses, and consents required in connection therewith.

         10.2 By SDI. SDI additionally represents and warrants to DuPont Qualicon (and through DuPont Qualicon to any Person that purchases Products from DuPont Qualicon or its distributors) that: (i) all services performed by or on behalf of SDI under this Agreement shall be performed in a professional and workmanlike manner consistent with industry standards by trained and fully qualified personnel; (ii) it owns or has sufficient rights to manufacture and sell the Products supplied to DuPont Qualicon hereunder; (iii) the Product and that the use of the Product and the process by which the Product is made, does not infringe or misappropriate any patent, copyright, trademark, trade secret or other third party proprietary right, (iv) title to all Products supplied to DuPont Qualicon hereunder will be conveyed free and clear of any liens or encumbrances, (v) the Product meets Specifications as of the date of sale, are fit for its intended use and complies with all laws and regulations applicable to their manufacture, sale, packaging and labeling.

         10.3 Disclaimer of Additional Warranties. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER OR TO ANY OTHER PERSON. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.


11. LIMITATIONS OF LIABILITY

          11.1 Limitation on Certain Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) IN CONNECTION WITH ANY PRODUCTS SUPPLIED OR TO BE SUPPLIED HEREUNDER, OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PRECEDING SENTENCE DOES NOT APPLY TO CLAIMS AGAINST ONE PARTY BY THE OTHER FOR INDEMNITY AGAINST (I) FINES AND CIVIL PENALTIES; AND (II) COSTS AND LIABILITY ARISING FROM PERSONAL INJURY OR PROPERTY DAMAGE TO THIRD PERSONS TO THE EXTENT (I) AND (II) ARE CAUSED BY THE FIRST PARTY'S NEGLIGENCE, WILLFUL MISCONDUCT OR, IN THE CASE OF MANUFACTURER, BREACH OF THE WARRANTIES

         11.2 Limitation on Actions. No action, suit, or proceeding arising out of this Agreement may be brought more than two (2) years after knowledge of the first event giving rise thereto.


12. INDEMNIFICATION

         12.1 Mutual Indemnity. Subject to the provisions of Section 10.3, each Party shall defend and/or settle any third party claim or action brought against the other Party, its Affiliates, and/or their respective officers, directors, members, licensors, employees, agents, distributors and representatives, to the extent such claim or action arises solely from any breach, or alleged breach by either Party of any of (1) its representations or warranties; (2) fines and civil penalties; (2) costs and liability arising from personal injury or property damage to third persons to the extent caused by the first party's negligence, willful misconduct.

         12.2 In addition, the indemnifying Party shall indemnify and hold harmless the indemnified Party from and against any damages, fees, and expenses (including reasonable attorneys' fees) payable by any of them to third parties in connection with any such claim or action.

         12.3 Additional Indemnity of SDI. SDI shall defend and/or settle, and indemnify and hold harmless each DuPont Qualicon Indemnified Person (as defined below) from and against, any third-party claim or action brought against DuPont Qualicon, its Affiliates or distributors, its customers that purchase Products, and/or their respective officers, directors, members, licensors, employees, agents and representatives (each, a "DuPont Qualicon Indemnified Person"), and all damages, losses, liabilities, and expenses (including reasonable attorneys' fees) suffered, incurred, or awarded or imposed against any DuPont Qualicon Indemnified Person in connection with any such claim or action:

       (1) to the extent such claim or action concerns an allegation that any of the Products, or any portion thereof, infringe any intellectual property or other proprietary right of a third party. If such a claim results in a judgment of infringement, SDI may (i) provide DuPont Qualicon with non-infringing Products; (ii) obtain for DuPont Qualicon the rights to distribute such Products, or (iii) accept a return of such Products and credit DuPont Qualicon with the price paid less an allowance for use. The foregoing shall be DuPont Qualicon's sole remedy with respect to such infringement and
       (2) to the extent arising from SDI termination of its existing distributors in the Territory under Article 2.

         12.4 Indemnification Procedures. With respect to any claim or action for which indemnity may be sought from the other Party under this Article 1, the person seeking indemnification (the "Claimant") shall promptly notify the indemnifying Party in writing, specifying the nature of the claim or action and the total monetary amount sought or other such relief as is sought therein. The Claimant shall cooperate with the indemnifying Party at the indemnifying Party's expense in all reasonable respects in connection with the defense and/or settlement of the claim or action. The indemnifying Party shall have the right to undertake the control and conduct of all proceedings or negotiations in connection therewith and to assume and control the defense thereof. The Claimant shall have the right to employ separate counsel to provide input into the defense, at Claimant's own cost. The indemnifying Party shall keep the Claimant reasonably informed of the progress of its defense and settlement of the claim or action. The indemnifying Party shall not settle the claim or action on the Claimant's behalf without first obtaining the written approval of the Claimant, which approval will not be unreasonably withheld or unreasonably delayed; provided, however, that if Claimant unreasonably withholds or unreasonably delays approval of indemnifying Party's settlement offer, the Claimant shall defend that claim or action at its own expense and the Claimant hereby waives any right to indemnity hereunder from the indemnifying Party in excess of the settlement offer amount. Notwithstanding the foregoing sentence, if a settlement offer contains conditions other than money payments, the Indemnifying Party may not settle such claim or action without Claimant's approval of such conditions, such approval to be given in Claimant's sole discretion, and not subject to a reasonableness standard. The Claimant may settle any claim or action hereunder, but the indemnifying Party will not be responsible for any such settlement unless it shall have approved the settlement, in writing and in advance, which approval will not be unreasonably withheld or delayed. Each Party agrees not to publicize any settlement without first obtaining the other Party's written permission, which permission will not be unreasonably withheld.

13. DISPUTE RESOLUTION; ARBITRATION

         13.1 In the event of any dispute or claim between the Parties regarding or arising from this Agreement that cannot be resolved through normal channels of discussion (a "Dispute"), such Dispute shall be resolved solely in accordance with these procedures.

         13.2 Either Party to a Dispute may request a meeting of the Steering Committee who shall meet promptly, but in any event within 15 days of the request. The Party requesting the meeting may send a Notice of Dispute which shall state the action or failure to act to which such Party objects, and whether the Party contends that the action or failure to act constitutes a material breach. At the meeting, these persons will review the circumstances of the Dispute.

         13.3 If the Steering Committee is unable to resolve the Dispute within 15 days, either Party may request in writing that the Dispute be referred to the applicable Parties' executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

         13.4 In the event the executives are unable to reach a mutually acceptable resolution of the Dispute within 15 days, the Parties will submit the matter to binding arbitration. The arbitration shall be conducted in English and in accordance with the Commercial Rules of the American Arbitration Association which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in Wilmington, Delaware, U.S.A., and shall be the exclusive forum for resolving such dispute, controversy or claim. Discovery will be limited to no more than ten (10) interrogatories (including subparts or compound requests); no more than ten (10) requests for production (including subparts or compound requests) and no more than three (3) depositions each for SDI and DuPont Qualicon, each deposition shall last no more than two hours. All discovery shall be concluded within ninety (90) days of service of the notice of arbitration each Party shall pay for its own costs and the costs of the mediation, including the fee of the mediator, shall be shared equally by the Parties. The arbitrators are not empowered to award damages in excess of actual damages, specifically neither Party shall be entitled to consequential or punitive damages unless such damages are awarded to a third party as a result of a liability claim for damages against Distributor and Manufacturer and for which DuPont Qualicon and SDI, as the case may be, has an obligation to indemnify the other Party as provided for in this Agreement. The decision of the arbitrators shall be binding upon the Parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be final, and judgment thereon may be entered by any court of competent jurisdiction. In the event any such dispute, controversy or claim involves a claim of damages in excess of one million U.S. Dollars (USD $1,000,000), the arbitration shall be conducted by three (3) independent arbitrators; otherwise by one (1) independent arbitrator.

         13.5 Notwithstanding anything contained in this Article 13 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party in order to enforce the instituting Party's rights hereunder through specific performance, injunction or similar equitable relief.


14. GENERAL PROVISIONS

         14.1 Press Release. Within 30 days after the Effective Date, both Parties shall have the right to issue a press release announcing SDI's appointment of DuPont Qualicon as an exclusive distributor of the Products in the Territory. Such press release shall be subject to review and approval by the other Party. Any subsequent press releases regarding the subject matter of this Agreement or the relationship between the Parties shall be issued only jointly upon the mutual agreement of the Parties.

         14.2 Further Assurances. Upon the request of each Party, the other Party shall execute and deliver any and all additional instruments and documents and take such other future actions as may be necessary or reasonably requested by a Party to carry out its performance under this Agreement.

         14.3 Headings. The Section and Article headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.

         14.4 Force Majeure. Neither Party shall be considered in default of its performance of any obligation hereunder to the extent that performance of such obligation is prevented or delayed by any act of God or other cause beyond such Party's reasonable control, including, without limitation, any act, failure to act, or delay in acting on the part of any governmental authority, governmental priorities, strikes or other labor difficulties, accidents or disruptions such as fire, explosion, flood, epidemics, civil disturbance, or act of war or terrorism (each, a "Force Majeure Event"). If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially reasonable efforts to minimize the consequences of such event and to overcome such event as soon as reasonably possible. A Party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall provide the other Party with prompt written notice of the facts giving rise to said event when it arises and of the cessation of said event when it ceases to exist.

         14.5 Assignment. Neither Party may assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of the other Party. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

         14.6 Nonsolicitation. During the Term of this Agreement and for twelve
(12) months after the termination of this Agreement, neither Party shall solicit or hire, directly or indirectly, on its own behalf or on behalf of others, any employees or contractors of the other Party without the other Party's written consent.

         14.7 Compliance With Laws. Each of DuPont Qualicon and SDI covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations. In particular, but without limitation, DuPont Qualicon shall be responsible for obtaining all licenses, permits and approvals which are necessary or advisable for sales of the Products in the Territory and for the performance of its duties hereunder.

         14.8 Choice of Law. This Agreement and its subject matter shall be governed by and interpreted in accordance with the Federal laws of the United States of America with respect to patent, copyright, and trademark matters, and by the laws of the State of Delaware in all other respects, in each case without reference to any principles governing conflicts of law that might cause the laws of any other jurisdiction to apply. Both Parties consent and submit to the exclusive personal jurisdiction of the United States and the state courts of the State of Delaware. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this contract.

         14.9 Taxes and Expenses. Except as otherwise expressly provided herein, each Party shall pay all taxes and legal, accounting, and other expenses incurred by such Party in connection with its negotiation, execution, and performance of this Agreement.

         14.10 No Rights by Implication. No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

         14.11 No Rights In Third Parties. Except as expressly stated herein, nothing in this Agreement shall confer any rights upon any person other than the Parties and their respective permitted successors and assigns.

         14.12 Parties to Agreement. The Parties to this Agreement are DuPont Qualicon and SDI, and no other persons or entities. DuPont Qualicon is a division of E.I. du Pont de Nemours and Company. The other divisions or businesses of E.I. du Pont de Nemours and Company and any and all Affiliates of E.I. du Pont de Nemours and Company are not parties to this Agreement, shall have no obligations or duties under this Agreement and shall be treated as unrelated third parties for all purposes.

         14.13 Notices. All notices and correspondences provided for or permitted under this Agreement shall be deemed effective upon receipt, shall be in writing in the English language, and shall be (i) delivered personally, (ii) sent by certified or registered mail, postage prepaid and return receipt requested, (iii) sent by facsimile with concurrent delivery by certified or registered mail as provided above, or (iv) in the case of any reports or forecasts required to be submitted by DuPont Qualicon under Article 4, sent electronically, in each case to the Party to be notified, at the address(es) for such Party set forth below (or, in the case of reports or forecasts covered by (iv) above, to an e-mail address or other internet address designated by SDI), or at such other address(es) of which such Party has provided notice in accordance with the provisions of this Section 20.14:


              To SDI:                       Strategic Diagnostics Inc.
                                            111 Pencader Drive
                                            Newark, Delaware 19702-3322
                                            Attn: President


              To DuPont Qualicon:           DuPont Qualicon
                                            E.I. du Pont de Nemours and Company
                                            Experimental Station, Building 400
                                            P.O. Box 80400
                                            Route 141& Henry Clay Road
                                            Wilmington, Delaware 19880-0400
                                            Attn: President

              With a copy to:               E.I. du Pont de Nemours and Company
                                            DuPont Qualicon Legal
                                            Barley Mill Plaza, P25-1366
                                            P.O. Box 80025
                                            4417 Lancaster Pike
                                            Wilmington, Delaware 19880-0025
                                            Attn: General Counsel

         14.14 Entire Agreement. This Agreement, together with any Exhibits hereto, sets forth the entire understanding of the Parties with respect to its subject matter. All prior and contemporaneous agreements and understandings between the Parties, whether oral or written, are hereby superseded in their entirety by this Agreement. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties.

         14.15 No Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition herein will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.

         14.16 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be modified to reflect the fullest legal and enforceable expression of the intent of the Parties or, if not possible, severed, and the remainder of this Agreement will not be affected thereby. Notwithstanding the foregoing, the Minimum Yearly Purchase Amounts in
Section 4.1.3, the Disclaimers in Section 10.4 and the Limitations of Liability in Article 11 are considered by the Parties to be integral to this Agreement and may not be modified or severed from this Agreement.

         14.17 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation purposes only and shall not be binding upon the Parties.

         14.18 Currency. Except as expressly set forth herein, all amounts listed or referred to in this Agreement shall be in United States dollars.

         14.19 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         14.20 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

         14.21 Execution and Delivery. This Agreement shall be deemed executed by the Parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties hereto. This Agreement, once executed by a Party, may be delivered to the other Party by facsimile transmission of a copy thereof that bears the signature of the Party so delivering it.

         IN WITNESS WHEREOF, the Parties, by their duly appointed officers, have entered into this Agreement on the Effective Date.



STRATEGIC DIAGNOSTICS INC.                 E.I. DU PONT DE NEMOURS  AND COMPANY
                                           through its DuPont Qualicon business



By:  /s/ Matthew H. Knight                 By:  /s/ Kevin Huttman
     ---------------------------                -------------------------
Printed Name:  Matthew H. Knight           Printed Name: Kevin Huttman
Title:  President                          Title: Business Manager

                                    EXHIBIT A
                               PRODUCTS AND PRICE

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                                    EXHIBIT B
                              FORM OF PRODUCT ORDER

TO INCLUDE THE FOLLOWING ELEMENTS

         (1)  the DuPont Qualicon Purchase Order number;
         (2)  SDI's complete name and remit to address;
         (3) "bill to" stating applicable DuPont Qualicon entity set forth on the Purchase Order;
         (4)  Product purchased;
         (5) price and billing units consistent with Schedule B of this Agreement;
         (6)  quantity;
         (7)  SDI's invoice number;
         (8)  invoice date;
         (9)  total monetary amount;
         (10) terms of payment, including any applicable discount calculations;
         (11) dates of shipment, invoice, and bill of lading consistent with the price and payment terms hereof;
         (12) tax amount/rate information; and
         (13) bill of lading number or packing list number as appropriate.

                                    EXHIBIT C

                         MINIMUM YEARLY PURCHASE AMOUNTS


[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                                    EXHIBIT D

                                FORM OF FORECAST

                                    EXHIBIT E
                                 SPECIFICATIONS

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

                                    EXHIBIT F

                           CONFIDENTIALITY PROVISIONS

1) "Confidential Information" means all data and information whether in written, machine readable or other tangible form, obtained by the receiving Party through observation or examination of such information and material, or disclosed orally or visually, that is of value to the disclosing Party, and is not generally known to competitors of the disclosing Party and which is indicated as Confidential or Proprietary when communicated to the receiving Party and reduced to and identified as confidential in writing within 20 days of such oral disclosure. Each Party represents and warrants that it has the legal right to disclose its Confidential Information to the receiving Party.

2) The receiving Party will treat and safeguard Confidential Information of the other Party with the same standard of care (but at least a reasonable standard of care) that the receiving Party employs for its own Confidential Information and shall not, without the prior written approval of the disclosing Party, (a) disclose any Confidential Information to a third party, (b) use Confidential Information in any way for the benefit of any third parties, and/or (c) use Confidential Information other than in connection with this Agreement. The receiving Party will limit access to Confidential Information to those employees and consultants who have a need to know of such Confidential Information and who are aware of and have agreed to abide by the relevant provisions of this Agreement. The receiving Party shall have no liability for inadvertent or accidental disclosure, provided it has exercised the degree of care required, as described herein.

3) However, Confidential Information does not include, and no obligation is imposed on, information which:

         i. Is already in or subsequently enters the public domain through no fault of the receiving Party;

         ii. Is supplied by the disclosing Party to another party without a duty of confidentiality to the disclosing Party;

         iii. Is known to the receiving Party or is in its possession (as shown by tangible evidence) prior to receipt from the disclosing Party;

         iv. Is developed independently by the receiving Party (as shown by tangible evidence) by persons who have not had, either directly or indirectly, access to or knowledge of Confidential Information of the disclosing Party;

         v. Is lawfully received by the receiving Party from another party without a duty of confidentiality to the disclosing Party; or

         vi. Is disclosed pursuant to the order or requirements of a governmental administrative agency or other governmental body provided that such disclosure is pursuant to a protective order and the disclosing Party has been notified of such a disclosure request in advance.

4) All Confidential Information, unless otherwise specified in writing, shall remain the property of the disclosing Party, and shall be promptly returned to the disclosing Party at its request or destroyed after the receiving Party's need for it has expired, and in any event, upon termination of this Agreement.

5) This Agreement shall last until and cover information received by a receiving Party until the termination of the Agreement. Nonetheless, all duties of confidentiality and non-use shall extend for a period of not less than three years subsequent to such date.

6) Nothing in these terms and conditions of Exhibit F shall be construed as granting either Party any license, or obligating either Party to take any license, under any invention, trade secret, patent, copyright, trademark, mask work or other intellectual property right of the other Party. The receiving Party may not reverse-engineer, decompile, or disassemble any product or software disclosed to the receiving Party hereunder. The terms of this Agreement shall not be construed to limit in any way a receiving Party's right to independently develop products without use of the Confidential Information.

8) Each Party acknowledges that the disclosing Party makes no express or implied representation or warranty as to the accuracy or completeness of the Confidential Information disclosed, except as set forth in the Agreement or as may be otherwise agreed in writing between the Parties. Except as set forth in the Agreement or as may be otherwise agreed in writing between the Parties, the disclosing Party shall have no liability to the receiving Party or any other person, relating to or arising from the use of the Confidential Information, or for any errors therein or omissions therefrom, and each Party assumes full responsibility for all conclusions such Party derives from the Confidential Information. Except as set forth in the Agreement or as may be otherwise agreed in writing between the Parties, nothing in this Agreement shall be construed as obligating a Party to provide, or to continue to provide, any information to any person.

9) The receiving Party shall be fully responsible for any breach of this Agreement by its employees, agents or any third parties.

10) Any breach of this Agreement by the receiving Party could cause the disclosing Party immediate and irreparable injury for which monetary damages may be inadequate and impossible to ascertain. Accordingly, upon breach or threatened breach of the provisions of this Exhibit F, the disclosing Party shall have the right to seek temporary relief in addition to monetary damages. The receiving Party agrees that no serious harm will result to receiving Party from such equitable relief, and therefore, receiving Party waives any bond that might be required.